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                                                                   Exhibit 99(a)





Press Contact: Greg Reaves                     Investor Contact: Laura Jordan
               (908) 423-6022                                    (908) 423-5185


        MERCK'S EARNINGS PER SHARE INCREASED 18% FOR 2000, DRIVEN BY THE
                      STRONG MOMENTUM OF FIVE KEY PRODUCTS

WHITEHOUSE STATION, N.J., January 23, 2001 -- Merck & Co., Inc. today announced that earnings per share for 2000 were $2.90, an increase of 18% over 1999. Net income grew 16% to $6,821.7 million, fueled by a 23% sales increase to $40.4 billion, for the year.

         For the fourth quarter of 2000, earnings per share were $0.75, up 14% over the fourth quarter of 1999. Fourth quarter net income increased 12% to $1,764.4 million driven by sales of $11.5 billion, up 28% over the same period last year.

         "Income growth for the quarter and the year reflects strong worldwide sales volume gains, as well as manufacturing productivity improvements," said Raymond V. Gilmartin, chairman, president and chief executive officer. "These gains helped fund our ongoing research and development programs and promotional campaigns in support of our key products."

         Sales volume growth was driven by the Company's human health products, which increased 11% and 16% for the fourth quarter and year, respectively, and the Merck-Medco Managed Care business. Sales outside of the United States accounted for 36% of the Company's human health sales for the year. Foreign exchange reduced the human health sales growth for the fourth quarter by four percentage points and by two percentage points for the year.


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         "Our results reflect the strength of our growth strategy," Mr.
Gilmartin said. "Our five key products, VIOXX, ZOCOR, COZAAR/HYZAAR*, FOSAMAX and SINGULAIR, drove Merck's performance for the year and created a powerful platform for growth." These products accounted for 57% of Merck's worldwide human health sales for 2000 and 61% for the fourth quarter.

         "Each of the five medicines offers unique competitive advantages," Mr. Gilmartin said. VIOXX, a once-a-day medicine, is the only COX-2 indicated in the United States both for osteoarthritis and acute pain. Since its extraordinarily successful 1999 launch, VIOXX has become the world's fastest growing branded prescription arthritis medicine, and it is already Merck's second largest-selling medicine. In the United States, VIOXX now accounts for approximately 50 percent of new prescriptions in the COX-2 class, despite being second to market in this class in the United States. VIOXX achieved $2.2 billion in sales for the full year 2000, with $700 million in the fourth quarter.

         A Food and Drug Administration (FDA) Advisory Committee meeting is scheduled for Feb. 8 to review labeling changes Merck has requested based on the strong results of the VIGOR Study. This 8,000-patient gastrointestinal outcomes research study, in which VIOXX reduced the risk of serious gastrointestinal complications by half compared to the NSAID naproxen, was published in November in THE NEW ENGLAND JOURNAL OF MEDICINE. Another study, presented in November, showed that VIOXX significantly reduced moderate-to-severe acute pain after dental surgery to a greater degree compared to codeine combined with acetaminophen.

         ZOCOR, Merck's cholesterol-modifying medicine, is showing continued strong growth, based on the product's demonstrated ability to act favorably on ALL major lipid parameters - HDL, LDL and triglycerides. ZOCOR has benefited from an increased interest in the scientific community about the role that HDL plays in protecting against cardiovascular events. Worldwide sales reached $1.5 billion for the fourth quarter, up 14% over the same period in 1999.

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*COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours &
Company, Wilmington, DE, USA.



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         In the United States, the market for "statin" medicines is expanding at almost 20% a year, primarily from products such as ZOCOR that can significantly affect cholesterol levels at the starting dose. Merck continues its consumer and education awareness efforts in the United States because more than half of the people who should be taking cholesterol medicines are still untreated.

         COZAAR and HYZAAR maintain strong leadership in a class of highly effective and well-tolerated high blood pressure medicines called angiotensin II antagonists (AIIAs). Sales for the two products were $530 million for this quarter, a 29% increase over 1999 fourth quarter sales. Physicians continue to gain confidence in these products, prescribing them for more than 7 million patients worldwide. This broad acceptance makes COZAAR and HYZAAR the world's most widely prescribed drugs in their class.

         FOSAMAX, the leading product worldwide for the treatment and prevention of postmenopausal osteoporosis, continues to outperform the competition because it is the only osteoporosis medicine indicated and consistently proven to reduce the incidence of fractures of the hip as well as the spine. Sales totaled $315 million this quarter, 9% over the same quarter in 1999.

         Merck continues to strengthen the competitive advantage of FOSAMAX through its recent introduction of the unique once-weekly formulation. Regulatory approvals for FOSAMAX once weekly continue in all parts of the world, including Australia, Korea and the United Kingdom. In countries where it has been launched, such as in the United States and Mexico, sales of the once-weekly formulation have risen rapidly because of its convenient regimen.

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         SINGULAIR, Merck's once-a-day leukotriene-antagonist, is one of the top-selling asthma controllers worldwide. Sales for this quarter were $245 million, up 44% compared to the same quarter in 1999. Advantages enabling SINGULAIR to approach market leadership in the United States include that it can be used in children as young as 2, is not a steroid and that it may improve compliance because it is an oral rather than an inhaled medication.

         The FDA Antiviral Advisory Committee on Jan. 10 unanimously recommended approval of CANCIDAS, Merck's investigational intravenous antifungal medicine, for the treatment of invasive aspergillosis in patients who did not respond to or were intolerant of other antifungal therapies. (The recommendations of the Advisory Committee are not binding on the FDA.)

         Merck-Medco continued its strong performance in 2000, bolstering its position as the nation's most successful pharmacy benefit manager. The addition of the UnitedHealthcare Group contract, with 10 million clients, and the acquisition of ProVantage with its 5 million lives helped fuel Merck-Medco's growth. For the year, the volume of prescriptions handled increased 22 percent to more than 450 million and drug spend increased 29 percent to $23 billion. Merckmedco.com continues its success: it now processes more than 110,000 prescriptions per week and its total prescription sales exceed those of all of the other major online pharmacies combined.

         In commenting on its outlook for 2001, the Company reiterates that it is comfortable with the First Call range of analysts' earnings per share estimates of $3.15 to $3.25. Merck initially reported this guidance on Dec. 12, 2000, in a press release for the Company's Annual Business Briefing.

         Investors are invited to listen to a live webcast of Merck's fourth-quarter earnings conference call today at 9 a.m., EST, by visiting Merck's corporate website www.merck.com. The call will be available for replay on the Merck website until Feb. 6, 2001.

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         Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. Merck-Medco Managed Care manages pharmacy benefits for employers, insurers and other plan sponsors, encouraging the appropriate use of medicines and providing disease management programs. Through these complementary capabilities, Merck works to improve quality of life and contain overall health-care costs.

         This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 1999, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

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         The following tables show the financial results for Merck & Co., Inc.
and subsidiaries for the quarter and the twelve months ended December 31, 2000, compared with the corresponding periods of the prior year.




                                                 (In Millions Except Earnings
                                                       per Common Share)
                                                   Quarter Ended December 31
                                            ------------------------------------
                                                                             %
                                                 2000           1999      CHANGE
                                             ----------      ---------    ------
Sales                                         $11,467.3       $8,963.4    +28%

Costs, Expenses and Other

  Materials and production                      6,570.6        4,644.0    +41%*

  Marketing and Administrative                  1,774.1        1,588.6    +12%

  Research and development                        662.4          627.9    + 5%

  Equity income from affiliates                  (145.5)        (180.4)   -19%

  Other (income) expense, net                      94.6           71.9

Income Before Taxes                             2,511.1        2,211.4    +14%

Taxes on Income                                   746.7          638.2

Net Income                                      1,764.4        1,573.2    +12%

Basic Earnings per Common Share                   $0.77          $0.68    +13%

Earnings per Common Share                         $0.75          $0.66    +14%
  Assuming Dilution

Average Shares Outstanding                      2,304.8        2,334.6

Average Shares Outstanding                      2,355.8        2,387.5
  Assuming Dilution

* The increase in materials and production costs for both the three and 12 months ending Dec. 31, 2000, is primarily driven by growth in the Merck-Medco business.

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


                                      (In Millions Except Earnings per Common Share)
                                                12 Months Ended December 31
                                      ----------------------------------------------
                                                                         %
                                              2000          1999       CHANGE
                                           ----------    ----------    ------
Sales                                       $40,363.2     $32,714.0      +23%

Costs, Expenses and Other

  Materials and production                   22,443.5      17,534.2      +28%*

  Marketing and administrative                6,167.7       5,199.9      +19%

  Research and development                    2,343.8       2,068.3      +13%

  Acquired Research                              --            51.1

  Equity income from affiliates                (764.9)       (762.0)      --

  Other (income) expense, net                   349.0           3.0

Income Before Taxes                           9,824.1       8,619.5       **

Taxes on Income                               3,002.4       2,729.0

Net Income                                    6,821.7       5,890.5      +16%

Basic Earnings per Common Share                 $2.96         $2.51      +18%

Earnings per Common Share                       $2.90         $2.45      +18%
  Assuming Dilution

Average Shares Outstanding                    2,306.9       2,349.0

Average Shares Outstanding                    2,353.2       2,404.6
  Assuming Dilution

* The increase in materials and production costs for both the three and 12 months ending Dec. 31, 2000, is primarily driven by growth in the Merck-Medco business.

** Normalized for one-time events occurring in 1999 and 2000, growth of "Income
   Before Taxes" for the twelve months ended December 31, 2000 was 17%.

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